Exhibit 99.4 Press Release dated November 16, 2015

Tengasco Announces Third Quarter 2015 Financial Results

GREENWOOD VILLAGE, Colo., Nov. 16, 2015 /PRNewswire/ -- Tengasco, Inc. (NYSE MKT: TGC) announced today its financial results for the quarter ended September 30, 2015. The Company reported a net loss of $(5.0 million) or $(0.08)per share of common stock during the third quarter of 2015 compared to net income of $425,000 or $0.01 per share of common stock during the third quarter of 2014.  The $5.4 million decrease was primarily due to recording a non-cash ceiling test impairment of $7.2 million ($4.4 million net of tax effect) as a result of the low oil prices experienced during 2015, a $2.2 million decrease in revenues, partially offset by a $335,000 decrease in production cost and taxes, a $112,000 decrease in DD&A, a $110,000 decrease in general and administrative cost, and a $3.5 million decrease in associated income tax expense.  Net loss before effect of impairment was $(587,000) or $(0.01) for the quarter ended September 30, 2015 (a non-GAAP financial measure – see GAAP to Non-GAAP Reconciliation at the end of this press release).

The Company also recognized $1.4 million in revenues during the third quarter of 2015 compared to $3.6 million during the third quarter of 2014. This revenue decrease from 2014 levels was primarily due to a $1.6 million decrease related to a $50.07 per barrel decrease in the average oil price from an average price of $90.31 per barrel during third quarter of 2014 compared to an average price of $40.24 per barrel during the third quarter of 2015, and a $648,000 decrease related to a 7.2 MBbl decrease in oil sales volumes.

The Company reported a net loss of $(5.55 million) or $(0.09) per share of common stock during the first nine months of 2015 compared to net income of $1.2 million or $0.02 per share of common stock during the first nine months of 2014.  The $6.8 million decrease in net income was primarily due to recording a non-cash ceiling test impairment of $7.2 million ($4.4 million net of tax effect) together with a $6.15 million decrease in revenues, partially offset by a $1.55 million decrease in production cost and taxes, a $505,000 decrease in general and administrative cost, and a $4.4 million decrease in associated income tax expense.  Net loss before effect of impairment was $(1.2 million) or $(0.02) for the nine months ended September 30, 2015 (a non-GAAP financial measure – see GAAP to Non-GAAP Reconciliation at the end of this press release).

The Company recognized $5.0 million in revenues during the first nine months of 2015 compared to $11.1 million during the first nine months of 2014. The revenue decrease from 2014 levels was due to a $4.9 million decrease related to a $48.25 per barrel decrease in the average oil price from an average price of $92.90 per barrel during first nine months of 2014 compared to an average price of $44.65 per barrel during the first nine months of 2015, and a $1.3 million decrease related to a 13.9 MBbl decrease in oil sales volumes.

Michael J. Rugen, CEO said, “During the third quarter 2015 we saw prices decrease approximately 21% from price levels received during the second quarter 2015.  As was the case during the second quarter of 2015, our drilling plans remain on hold until prices improve.  We continue to consider workover and recompletion decisions on our existing wells as they arise in the context of current market realities.  During the third quarter of 2015, we continued to evaluate corporate opportunities, as well as opportunities to purchase acreage and producing properties.  While we have reviewed numerous opportunities, we have been unable to come to any agreement on terms beneficial to the company.  During the fourth quarter of 2015, we plan to take advantage of the currently low seismic cost and have contracted to start shooting additional seismic over our recently leased Kansas acreage with plans to drill in the second quarter of 2016.  Drilling plans will be dependent on locations we are able to identify from seismic, as well as oil prices at that time.  We will also continue to search for acquisitions, joint ventures, and corporate opportunities that will add value to the Company.”

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company’s reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

GAAP to Non-GAAP Reconciliation ($ millions, except per share data)

	Quarter Ended	Nine Months Ended
	September 30, 2015	September 30, 2015

Net loss from continuing operations (US GAAP)	$(5.0)	$(5.6)
Impairment, net of tax	$4.4	$4.4
Net loss before effect of impairment	$(0.6)	$(1.2)
Net loss per share – basic and diluted (US GAAP)	$(0.08)	$(0.09)
Impairment, net of tax per share – basic and diluted	$0.07	$0.07
Net loss per share before effect of impairment – basic and diluted	$(0.01)	$(0.02)

SOURCE Tengasco, Inc.